Exhibit 5.1

[Letterhead of Kolesar & Leatham, Chtd.]

May 30, 2008

Board of Directors

Silver State Bancorp

170 S. Green Valley Parkway

Henderson, Nevada 89012

Re:	Registration Statement on Form S-8

Members of the Board:

We have acted as counsel for Silver State Bancorp, a Nevada corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended (“Registration Statement”) with respect to 750,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be offered pursuant to the Silver State Bancorp 2008 Omnibus Equity Plan (the “Plan”).

In rendering the opinion set forth below, we do not express any opinion concerning any law other than the corporate laws of the State of Nevada.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plan described above and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the shares of Common Stock that are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, such shares will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of “doing business” or securities or “blue-sky” laws of any jurisdiction.

This opinion is given solely for the benefit of the Company and purchasers of shares under the Plan, and may not be relied upon by any person or entity, nor quoted in whole or in part, or otherwise referred to in any document without our express written consent.

Board of Directors

Silver State Bancorp

May 30, 2008

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm’s name therein.

Very truly yours,

/s/ Kolesar & Leatham, Chtd.

KOLESAR & LEATHAM, CHTD.